For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin,
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE INITIATES PHASE 3 CLINICAL TRIAL OF DENUFOSOL
TETRASODIUM IN CYSTIC FIBROSIS PATIENTS

DURHAM, NC -- July 27, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the initiation of a Phase 3 clinical trial to evaluate its drug candidate, denufosol tetrasodium Inhalation Solution, in patients with mild cystic fibrosis (CF) lung disease.

The initial Phase 3 clinical trial, which will be referred to as TIGER-1 (Transport of Ions to Generate Epithelial Rehydration), is designed to include a 24-week efficacy treatment period, followed by a 24-week safety extension period. The efficacy portion of the trial is a randomized, double-blind comparison of 60 mg of denufosol to placebo by inhalation three times daily in approximately 350 patients with mild cystic fibrosis lung disease at approximately 70 clinical centers across the United States. The trial will enroll CF patients aged five years and above. Use of standard CF therapies approved by the U.S. Food and Drug Administration (FDA), including dornase alfa, tobramycin, macrolides and digestive enzymes, will be permitted in the trial.

For the purposes of the Phase 3 program, Inspire has defined mild cystic fibrosis lung disease as measured by the standard pulmonary function test, FEV1 (Forced Expiratory Volume in one second) ≥ 75% of predicted normal. In this trial, the primary efficacy endpoint is change from baseline in FEV1 (liters) at the 24-week time point. Secondary endpoints include other lung function parameters, pulmonary exacerbations, requirements for concomitant CF medications and quality of life.

"I am pleased to be working with Inspire on this novel approach for the treatment of CF lung disease," stated Frank J. Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, University of Colorado and The Children's Hospital Denver, and lead principal investigator of the trial. "The potential of denufosol as an early-intervention therapy could be an exciting step forward in the treatment of CF."

In cystic fibrosis, chloride builds up in cells lining the airways because the CF gene makes a faulty ion channel that does not allow chloride to exit. The result is thick, sticky mucus that leads to chronic lung infections. Denufosol tetrasodium is a selective P2Y2 agonist designed to enhance the lung's innate mucosal hydration and mucociliary clearance mechanisms by activating an alternative ion channel that acts in the same way as the defective ion channel normally would in moving salt and water to the surface of the airways.

"This is a critical development for CF patients and could represent an entirely new way to correct the basic defect in cells that line the airways," said Robert J. Beall, Ph.D., president and CEO of the Cystic Fibrosis Foundation. "Reaching Phase 3 is a significant achievement --for any drug -- and we look forward to the study results and what it could mean for CF patients' lives."

The Cystic Fibrosis Foundation has invested in the development of this treatment, supporting the earliest lab work in the 1990's and more recently funding a Phase 2 trial. Denufosol was one of the first compounds to be studied in the CF Foundation--supported Therapeutics Development Network (TDN). The network is made up of academic medical centers that carry out CF clinical trials.

"We look forward to working with key experts and collaborators in the CF field, including Dr. Accurso, the TDN, the CF Foundation and the clinical trial sites participating in TIGER-1," stated Christy L. Shaffer, Ph.D., president and CEO of Inspire. "The initiation of this trial represents significant progress in our CF program."

For additional information about Inspire's TIGER-1 CF trial or CF disease, visit www.inspirepharm.com or www.cff.org.

About Denufosol Tetrasodium

Based on pre-clinical and clinical work, denufosol has several pharmacological actions contributing to its mechanism of action: hydration of the airways by stimulating chloride and liquid secretions on the epithelial cell surface; inhibition of epithelial sodium absorption; enhancement of ciliary beat frequency; and stimulation of mucin secretion. Denufosol for the treatment of cystic fibrosis has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA).

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis, allergic rhinitis and acute cardiac care. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire cannot guarantee the outcome or timing of the TIGER-1 CF trial or the Phase 3 program for denufosol for CF. A significant amount of work will be required to advance denufosol through clinical testing, including satisfactory completion of additional clinical trials and toxicology and carcinogenicity studies. There can be no assurance that Inspire, either alone or with the support of any other third party, will be able to recruit sufficient patients for any clinical trial. The clinical trials and studies for denufosol for CF, including the TIGER-1 trial, may not be successful. Even if such trials are successful, Inspire cannot predict when, or if, the FDA or other regulatory authorities will approve denufosol and allow its commercialization. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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